                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 2 to Form S-4 No. 333-104776) and related Proxy Statement/Prospectus of GTECH Holdings Corporation for the registration of up to 1,088,668 shares of its common stock and to the incorporation by reference therein of our report dated March 21, 2003, except for Note 23, as to which the date is April 23, 2003, with respect to the consolidated financial statements and schedule of GTECH Holdings Corporation included in its Annual Report (From 10-K/A) for the year ended February 22, 2003, filed with the Securities and Exchange Commission.



                                             /s/ Ernst & Young LLP

Boston, Massachusetts
July 23, 2003